February 11, 2000



            Cap Rock Energy Corporation
            500 West Wall
            Suite 400
            Midland, Texas 79701

            Attn:   David W. Pruitt
                    President and Chief Executive Officer

            Gentlemen:

            National Cooperative Services Corporation ("NCSC") is pleased to offer Cap Rock Energy Corporation (the "Borrower") this commitment to provide certain credit facilities in connection with the
            Borrower's proposed purchase of certain electric assets owned by Citizens Utilities Company (the "Seller") located in Arizona (collectively, the "Assets"), subject to the terms and conditions set forth below:

            1.  AMOUNT AND PURPOSE:

                    The credit facilities (hereinafter  collectively referred to as the "Credit Facilities") shall consist of the following:

A. Long Term Secured Loan No. A-900l in the principal amount of up to $191,000,000 which shall be used for the acquisition of the Assets.

B. Long Term Secured Loan No. A-9002 in the principal amount of up to $37,649,000 which shall be used for capital additions for the Assets for a period of not more than three years.

C. Letter of Credit No, L-9003 in the face amount of up to $9,550,000 to be delivered by the Borrower as the deposit under the purchase and sale agreement for the Assets.

D. Secured Line of Credit No. R-9900 in the principal amount of $25,000,000 which shall be used for general corporate purposes after acquisition of the Assets. -


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                2.  LOAN SECURITY:

                    First Mortgage lien on all assets and revenue of the Borrower securing Loan No. A-9001, A-9002 and R-9900. The Borrower's repayment obligation of any amounts drawn on Letter of Credit No. L-9003 shall be unsecured.

                3.  GUARANTY:

                    The   Credit    Facilities    shall   be   irrevocably   and
                    unconditionally guaranteed by Cap Rock Electric Cooperative, Inc.

                4.  INTEREST RATE OPTIONS:

                    Match funded rates shall be available for Loans A-9001 and A-9002 at the Borrower's option, subject to NCSC policies of general application in effect at the time of funding the Credit Facilities. Any amounts drawn under Letter of Credit No. L-9003 and the Line of Credit No. R-9900 will bear interest at the NCSC variable associate rate. The amount of interest rate risk assumed by the Borrower shall be satisfactory to NCSC.

                5.  FEES:

                    NCSC will charge no commitment or up-front fees as a condition to the closing of the Credit Facilities. NCSC will not charge for NCSC staff time or expenses incurred during the credit process.

                    NCSC's standard recission fees will apply to Loans A-9001 and A-9002 in the event those loans close but the Borrower does not advance the full principal amounts thereof.

                    The annual fee for Letter of Credit No. L-9003 shall be 25 basis points, regardless of whether the letters of credit remains outstanding for the full term, and shall be payable at the time of issuance.

                    Borrower will reimburse NCSC for the expenses of external consultants and legal counsel, if any, incurred during the credit process.

                    6.   LOAN TERMS, PAYMENTS AND AMORTIZATION:


                    Loan Nos. A-9001 and A-9002 will amortize over 30 years using a level debt service repayment schedule or other amortization agreed upon by the Borrower and NCSC, subject to Section 7 below. Debt service payments will be made quarterly on Loan Nos. A-900 I and A-9002.

                    Letter of Credit No. L-9003 shall be issued to Citizens Utilities Company concurrently with the Borrower's execution of the purchase and sale agreement of the Assets for a period extending from the date of issuance to and including April 30, 2001. Any amounts drawn under Letter of Credit No. L-9003 shall be repaid in full by the Borrower 12 months from


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the  date of any such draw. Interest only shall be payable monthly on the amount of any such draws. Secured Line of Credit No. R-9900 shall be repayable in full in 12 months. Interest shall be payable quarterly on amounts outstanding under the line of credit.

               7.    PRINCIPAL DEFERRAL:

                    At the Borrower's option, repayment of the principal amount of Loan No. A-9001 may be deferred for a period of up to 4 years and the Borrower shall be required to pay interest only during that period. Thereafter, Loan No. A-9001 shall amortize over a 26 year period in the manner described in
                    Section 6 above.

                8. PREPAYMENTS AND CONVERSIONS:

                    The loan documents will contain standard provisions relating to prepayment of the Credit Facilities or any portion thereof and conversion of interest rates, including "make whole" provisions on fixed-rate loans.

                9. COVENANTS:

                    The loan documents shall contain, among other covenants, the following covenants:

                    After the closing of Loan Nos. A-9001 and A-9002, the Borrower shall achieve a modified debt service coverage ratio ("MDSC") of at least 1.35, based upon averaging the two highest annual ratios during the most recent three calendar years. The Borrower shall design its rates so that such ratios shall be achieved

                    The Borrower shall not in any calendar year make any distributions of patronage refunds, dividends, cash distributions or any other return of equity to its members or shareholders if, after giving effect to such distribution, the Borrower's equity will be less than 20% of its total assets.

                    The Borrower shall not incur any indebtedness of any kind or nature, including subordinated indebtedness, without the prior written consent of NCSC, except for trade debts payable in the ordinary course.

                    Payment of principal on any subordinated indebtedness will be contingent upon NCSC's approval if, after giving effect to such payment, the Borrower's equity will be less than 20% of its total assets.

                    The purchase and sale agreement executed by the Borrower and the Seller, together with all schedules thereto and contracts and agreements described therein, shall be satisfactory to NCSC in its sole discretion, it being agreed that the purchase and sale agreement dated as of February 11, 2000 is satisfactory to NCSC in all respects (the "Approved Purchase and Sale Agreement"). Prior to funding, all of the conditions precedent to Borrower's obligations to


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                    close in the  purchase  and sale  agreement  shall have been completed in a manner satisfactory to NCSC. The Borrower shall not amend or modify or waive any of the terms and conditions of the purchase and sale agreement without the prior written consent of NCSC.

                    The Borrower shall perform all of its obligations under the documentation executed by the Borrower in connection with the purchase of the Assets, including, but not limited, to any indemnification obligations inuring to the benefit of the Seller.

                    The Borrower shall prepare and furnish to NCSC: a full and complete report of its financial condition and statement of its operations within 45 days of the close of each fiscal quarter of the Borrower, annual audited statements of the Borrower within 120 days after the end of, each of the Borrower's fiscal years, and such other financial and operational information as NCSC may request from time to time. Borrower shall be subject to an annual, on-site due diligence meeting with NCSC staff, which will be arranged at the convenience of the Borrower within 180 days of the close of Borrower's fiscal year.

                    The Guaranty from Cap Rock Electric Cooperative shall be accompanied by evidence that the execution and delivery thereof has been duly authorized and is a valid and binding obligation of Cap Rock Electric Cooperative, including such opinions of counsel, regulatory approvals and third party consents as NCSC shall require.

                10.CONDITIONS OF CLOSING:

                    NCSC's obligation to close the Credit Facilities (other than the issuance of Letter of Credit No. L-9003) shall be subject to the following conditions precedent:

-- NCSC shall have received all permits, consents, waivers and approvals required by any federal, state or local governmental boards, commissions, authorities or other regulatory bodies in connection with the acquisition of the Assets by the Borrower and approval of such Credit Facilities contemplated by this commitment letter, including, but not limited to, those required by any state public service commissions, other than those the failure of which to obtain would not have a material adverse effect on the operation, financial position or results of operation of the Assets, and none of such approvals shall materially and adversely impact the Borrower's ability to repay such Credit Facilities and perform the covenants set forth in `the loan documents, as determined by NCSC in its sole discretion. None of such approvals shall contain a term or condition that would require a net reduction in the existing tariffed rates relating to the Assets. The requests for State regulatory approvals of the transaction shall expressly make clear that Borrower is required as a condition and covenant of its indebtedness to meet and maintain Borrower's MDSC requirements (regardless of whether Borrower is a cooperative or an investor-owned utility), and the State regulatory order(s) approving the transaction shall indicate, as determined by a prudent lender acting in a commercially reasonable manner, the regulatory body's recognition of this requirement.

-- The Borrower shall execute and deliver promissory notes, loan agreements, security agreements, assignments, mortgages, pledge agreements, and such other documents as required by NCSC, in form and substance reasonably satisfactory to NCSC and its


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              counsel, it being agreed that the form of loan agreement and other loan documents that are attached to this commitment letter (the "Approved Loan Documents") are satisfactory in form and substance to NCSC and its counsel.

-- The Borrower shall cause its legal counsel to deliver such opinions of counsel covering such matters as NCSC may require in connection with the acquisition of the Assets and the financing contemplated by this commitment.

This commitment is subject to further negotiation and completion of agreeable financing terms and documentation which will include terms, provisions, representations, warranties, covenants, conditions precedent, defaults, indemnities, remedies, and waiver of jury trial provisions, that are customary in acquisition financing transactions, although not expressly described in this letter, it being agreed that the Approved Loan Documents include all conditions precedent to NCSC's obligation to close such Credit Facilities.

This commitment is delivered to you with the express understanding that NCSC or its affiliates may provide financing and other financial or consulting services to other entities and their affiliates, and that these companies may have conflicting or competing interests with you regarding the proposed acquisition. However, in providing such financing and other financial or consulting services, neither NCSC nor any of its affiliates will share with any other entity or person any confidential information you disclose to us in connection with the transaction described in this letter. Similarly, you acknowledge and agree that neither NCSC nor any of its affiliates has any obligation to disclose to you confidential information that NCSC receives from any other entity or person regarding the subject acquisition or financing.

This commitment is delivered to you with the further understanding that you will not disclose its contents or the financing terms of the transaction with any party other than governmental or regulatory bodies which require such disclosure, or to those who are in a confidential relationship with you in connection with this transaction, such as your legal counsel, consultants, Board of Directors, and the Seller, or as otherwise required by law.

All of the provisions of this conditional commitment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this conditional commitment and any purported assignment or transfer by the Borrower shall be void. No rights are intended to be created under this commitment for the benefit of any third party.

The Borrower shall indemnify and hold harmless NCSC and its officers, directors, employees, agents and affiliates from and against any and all liabilities arising out of the transaction contemplated by this commitment letter.

If the terms of this commitment are acceptable to you, please sign where indicated below and return the executed copy to NCSC. This commitment shall become effective only upon your signature below and receipt by NCSC of the signed commitment,

NCSC's obligations under this commitment shall terminate upon the earlier to occur of (i) the rejection by the Seller of the Borrower's bid to purchase the Assets, (ii) the date the Borrower consummates the closing of the acquisition, and (iii) April 30, 2001.

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Concurrently  with the  issuance  by NCSC of this  conditional  commitment  (the
"Arizona Commitment") to finance the acquisition by the Borrower of the Seller's assets located in the State of Arizona (the "Arizona Assets"), NCSC has also issued the following conditional commitments: (i) a conditional commitment (the "Hawaii Commitment") to finance the acquisition by the Borrower of the Seller's assets located in Kaua'i, Hawaii (the "Hawaii Assets") and (ii) a conditional commitment (the "Joint commitment") to finance the acquisition by the Borrower of the Arizona Assets and the Hawaii Assets. By acceptance of the Arizona Commitment, the borrower acknowledges and agrees that all of NCSC's obligations
under  the  Hawaii   commitment  and  the  Joint  Commitment  are  automatically terminated and the Hawaii commitment and Joint Commitment are null and void and of no further force or effect.

This letter supercedes that certain commitment letter dated January 10, 2000 from NCSC to the Borrower which is of o further force of effect.

We at NCSC look forward to working with you toward a successful completion of this transaction.


Very truly yours,

NATIONAL COOPERATIVE SERVICES CORPORATION


By: ____________________________
        Its: _______________________





ACKNOWLEDGED AND AGREED TO:

Borrower:



CAP ROCK ENERGY CORPORATION

By: ___________________________

           Its: _____________________

Date: _________________________











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